Exhibit 99.1

Mesa Labs Reports Record Third Quarter Revenues and Adjusted Net Income

Lakewood, Colorado, February 2, 2017 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues and adjusted net income for the third quarter ended December 31, 2016.

Highlights for the current quarter ended December 31, 2016 as compared to the same period last year:

●	Revenues increased 20 percent
●	Adjusted net income[1] increased 21 percent
●	Operating income increased 14 percent
●	Net income increased 25 percent

Revenues for the third quarter increased 20 percent to $23,843,000 as compared to $19,913,000 for the same quarter last year. Operating income for the third quarter increased 14 percent to $4,386,000 as compared to $3,832,000 for the same quarter last year. Net income for the third quarter increased 25 percent to $3,252,000 or $0.84 per diluted share of common stock as compared to $2,597,000 or $0.69 per diluted share of common stock for the same quarter last year. Operating and net income for the third quarter ended December 31, 2016 were impacted by an unusual item consisting of a $237,000 expense (included in operating expenses), before tax, related to restructuring costs associated with the consolidation of our current Biological Indicator facilities in Omaha, Nebraska, Bozeman, Montana and Traverse City, Michigan into our new building in Bozeman, Montana.

Revenues for the nine months ended December 31, 2016 increased 16 percent to $69,366,000 as compared to $59,847,000 for the same period last year. Operating income for the nine months ended December 31, 2016 increased five percent to $10,973,000 as compared to $10,480,000 for the same period last year. Net income for the nine months ended December 31, 2016 increased five percent to $7,540,000 or $1.97 per diluted share of common stock as compared to $7,178,000 or $1.91 per diluted share of common stock for the same period last year. Operating and net income for the nine months ended December 31, 2016 were impacted by an unusual item consisting of a $457,000 expense (included in operating expenses), before tax, related to restructuring costs, as discussed above. Net income for the nine months ended December 31, 2016 was also impacted by an unusual item consisting of a $450,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were originally forecasted at the time the earn-out liability was booked in purchase accounting. Operating income and net income for the nine months ended December 31, 2015 were impacted by an unusual item consisting of a $1,709,000 expense (included in operating expenses), before tax, related to a litigation settlement associated with the Amega Acquisition.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the third quarter increased 21 percent to $4,618,000 or $1.19 per diluted share of common stock as compared to $3,804,00 or $1.00 per diluted share of common stock for the same quarter last year. Adjusted net income for the nine months ended December 31, 2016 increased 11 percent to $11,490,000 or $3.00 per diluted share of common stock as compared to $10,351,000 or $2.75 per diluted share of common stock for the same period last year. Adjusted net income for the three and nine months ended December 31, 2016 and 2015, were impacted by the same items noted above.

“Mesa posted excellent results for the third quarter of fiscal 2017, with all four of our divisions exhibiting significant growth over the same quarter last year,” said John J. Sullivan, President and Chief Executive Officer. “Combined, our two largest divisions, Instruments and Biological Indicators (BI), grew by 14 percent, although this is a somewhat unfair comparison, as we reported approximately $500,000 in delayed shipments during the third quarter last year. Even accounting for last year’s delayed shipments, these two divisions combined were still up more than 10 percent over last year. The weakness we reported earlier in the year for these two businesses seems to have abated somewhat and revenues for these two divisions were four percent higher, on a combined basis, over our second quarter of fiscal 2017. For the total company, quarterly organic growth was excellent at 18 percent, and was still 15 percent, accounting for last year’s delayed shipments. Through the first three quarters this year, our revenues are up 16 percent, which includes nine percent organic growth.”

“Increased revenues and gross margin drove higher profitability, with adjusted net income (“ANI”) increasing 21 percent over this quarter last fiscal year and 31 percent over last quarter,” continued John Sullivan. “Third quarter profitability and a lower effective tax rate made up for some of the profit weakness earlier in the year and pushed ANI growth to 11 percent for the year-to-date.”

“A highlight of the third quarter was the acquisition of the FreshLoc continuous monitoring (“CM”) business on November 7, 2016. This business, which was integrated into our existing Cold Chain Monitoring Division, represents a great opportunity to add unique products to our offering, expand our market share in hospitals and become more competitive in the lower price portion of the CM market. Mesa can now offer CM systems across the entire range of price and capability. This wide product portfolio, coupled with Mesa’s first class sales and support network will increase Mesa’s competitiveness in the broad CM market, whether being offered to FreshLoc’s current hospital customer base or other price sensitive portions of the CM market, such as food processing or retail.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Revenues	$23,843	$19,913	$69,366	$59,847
Cost of revenues	10,306	7,704	30,091	23,430
Gross profit	13,537	12,209	39,275	36,417
Operating expenses	9,151	8,377	28,302	25,937
Operating income	4,386	3,832	10,973	10,480
Other expense, net	506	381	1,712	710
Earnings before income taxes	3,880	3,451	9,261	9,770
Income taxes	628	854	1,721	2,592
Net income	$3,252	$2,597	$7,540	$7,178

Net income per share (basic)	$0.88	$0.72	$2.06	$2.00
Net income per share (diluted)	0.84	0.69	1.97	1.91

Weighted average common shares outstanding:
Basic	3,688	3,614	3,668	3,596
Diluted	3,868	3,786	3,835	3,758

Consolidated Condensed Balance Sheets

(Amounts in thousands)	December 31, 2016 (Unaudited)	March 31, 2016
Cash and cash equivalents	$5,405	$5,695
Other current assets	29,559	31,491
Total current assets	34,964	37,186
Property, plant and equipment, net	24,273	16,628
Other assets	111,216	106,934
Total assets	$170,453	$160,748

Liabilities	$76,728	$76,070
Stockholders’ equity	93,725	84,678
Total liabilities and stockholders’ equity	$170,453	$160,748

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Net income	$3,252	$2,597	$7,540	$7,178
Amortization of intangible assets, net of tax	1,366	1,207	3,950	3,173
Adjusted net income	$4,618	$3,804	$11,490	$10,351

Adjusted net income per share (basic)	$1.25	$1.05	$3.13	$2.88
Adjusted net income per share (diluted)	1.19	1.00	3.00	2.75

Weighted average common shares outstanding:
Basic	3,688	3,614	3,668	3,596
Diluted	3,868	3,786	3,835	3,758

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division provides testing services, along with the manufacturing and marketing of biological indicators and distribution of chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Cold Chain Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Monitoring Division also provides parameter (primarily temperature) monitoring of products during transport in a cold chain and consulting services such as compliance monitoring and validation or mapping of transport and storage containers. Our Cold Chain Packaging Division provides packaging development consulting services and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” “intend,” "estimate," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2016, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com